Exhibit 99.1
Green Dot Names George Gresham Chief Finance and Operating Officer
PASADENA, CA – October 26, 2021 – Green Dot Corporation (NYSE: GDOT), the digital bank and fintech powering people and businesses with seamless banking and payment solutions, announced that George Gresham has joined the company as Chief Finance and Operating Officer, and member of the Board of Directors. A veteran finance executive with deep experience in payments and fintech, Gresham previously served on the Boards of Directors of both Green Dot Corp. and Green Dot Bank from 2016 to 2019, and was Chief Financial Officer at NetSpend Holdings from 2010 to 2013.
“George’s experience and success leading financial strategies and operations for global fintech and payment companies are unparalleled, and we’re thrilled to welcome him to the team,” said Dan Henry, president and CEO of Green Dot. “George will play a critical role in our path to becoming a leaner, stronger, more growth-minded fintech and digital bank.”
Prior to his executive roles at NetSpend and Green Dot, Gresham served as Chief Financial Officer and Executive Vice President at Global Cash Access (GCA Holdings, Inc.) a multinational, publicly traded payments company specializing in merchant payment processing solutions in the gaming industry, from 2008 to 2010. Before NetSpend, Gresham served as Chief Financial Officer and Chief Administrative Officer at EFD (eFunds Corporation, which ultimately sold to FIS) from 2002 through 2007. He also served on the Board of EML Payments, a multi-national provider of GPR, gift, payroll and other payment solutions, from April 2020 to August 2021.
“It’s not every day that you get an opportunity to join a world-class team delivering innovative, market leading financial solutions to people who need them,” Gresham said. “Green Dot has an unrivaled set of capabilities and tremendous potential for further growth and success, and I am humbled to join Dan and the talented team he has put together to see that through.”
Gresham is the founder and CEO of Granite Reef Advisors, a professional advisory firm focused on providing third-party assistance in acquisition target evaluation and execution, which he has operated since 2013. A graduate of Northern Arizona University with a Bachelor of Science in Accountancy, Gresham received his MBA at the Thunderbird School of Global Management in 2006.
About Green Dot
Green Dot Corporation (NYSE: GDOT) is a financial technology and registered bank holding company committed to delivering trusted, best-in-class money management and payment solutions to customers and partners, seamlessly connecting people to their money. Green Dot’s technology platform enables it to build products and features that address the most pressing financial challenges of consumers and businesses, transforming the way they manage and move money and making financial empowerment more accessible for all.
Green Dot offers a broad set of financial services to consumers and businesses including debit, checking, credit, prepaid, and payroll cards, as well as robust money processing services, tax refunds, cash deposits and disbursements. Its flagship digital banking platform GO2bank offers consumers simple and accessible mobile banking designed to help improve financial health over time. The company’s banking platform services business enables a growing list of the world’s largest and most trusted consumer and technology brands to deploy customized, seamless, value-driven money management solutions for their customers.
Founded in 1999, Green Dot has served more than 33 million customers directly and many millions more through its partners. The Green Dot Network of more than 90,000 retail distribution locations nationwide, more than all remaining bank branches in the U.S. combined, enables it to operate primarily as a “branchless bank.” Green Dot Bank is a subsidiary of Green Dot Corporation and member of the FDIC1. For more information about Green Dot’s products and services, please visit www.greendot.com.
1 Green Dot Bank also operates under the following registered trade names: GO2Bank, GoBank and Bonneville Bank. All of these registered trade names are used by, and refer to, a single FDIC-insured bank, Green Dot Bank. Deposits under any of these trade names are deposits with Green Dot Bank and are aggregated for deposit insurance coverage up to the allowable limits.